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                                                                     EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                              AMY HOLDING COMPANY,


                              AMY ACQUISITION CORP.


                                       AND


                                 AMERIPATH, INC.



                          Dated as of December 8, 2002






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                                TABLE OF CONTENTS

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ARTICLE I      THE MERGER                                                  1

    1.1    The Merger                                                      1

    1.2    Closing                                                         2

    1.3    Effective Time of the Merger                                    2

    1.4    Effects of the Merger                                           2

ARTICLE II     EFFECT OF THE MERGER ON THE OUTSTANDING
               SECURITIES OF THE CONSTITUENT CORPORATIONS;
               EXCHANGE PROCEDURES                                         2

    2.1    Effect on Capital Stock                                         2

    2.2    Exchange of Certificates                                        4

    2.3    Effect of the Merger on Options and Warrants                    6

ARTICLE III    REPRESENTATIONS AND WARRANTIES                              7

    3.1    Representations and Warranties of the Company                   7

    3.2    Representations and Warranties of Parent and Acquisition       31

ARTICLE IV     COVENANTS RELATING TO CONDUCT OF BUSINESS                  34

    4.1    Affirmative Covenants of the Company                           34

    4.2    Negative Covenants of the Company                              35

ARTICLE V      ADDITIONAL AGREEMENTS                                      38

    5.1    Access to Information; Confidentiality                         38

    5.2    No Solicitation                                                38

    5.3    Fees and Expenses                                              40

    5.4    Brokers or Finders                                             42

    5.5    Indemnification; Directors' and Officers' Insurance            42

    5.6    Reasonable Best Efforts                                        43

    5.7    Publicity                                                      44

    5.8    Consents and Approvals; State Takeover Laws                    44

    5.9    Notification of Certain Matters                                45

    5.10   Continuation of Employee Benefits                              45

    5.11   Preparation of the Proxy Statement; Special Meeting            46

    5.12   Consequences If Rights Are Triggered                           47
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ARTICLE VI     CONDITIONS PRECEDENT                                                    47

    6.1    Conditions to Each Party's Obligation to Effect the Merger                  47

    6.2    Conditions to the Obligation of Parent and Acquisition to Effect the
           Merger                                                                      48

    6.3    Conditions to Obligation of the Company to Effect the Merger                49

ARTICLE VII    TERMINATION AND ABANDONMENT                                             50

    7.1    Termination and Abandonment                                                 50

    7.2    Effect of Termination                                                       51

ARTICLE VIII   MISCELLANEOUS                                                           52

    8.1    Survival of Representations, Warranties, Covenants and Agreements           52

    8.2    Specific Performance                                                        52

    8.3    Notices                                                                     52

    8.4    Interpretation                                                              53

    8.5    Counterparts                                                                54

    8.6    Entire Agreement; No Third Party Beneficiaries                              54

    8.7    Amendment                                                                   54

    8.8    Waiver                                                                      54

    8.9    Governing Law                                                               55

    8.10   Submission to Jurisdiction                                                  55

    8.11   Assignment                                                                  55

    8.12   Severability                                                                55
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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2002 (this "Agreement"), is made and entered into by and among AMY HOLDING COMPANY, a Delaware corporation ("Parent"), AMY ACQUISITION CORP., a Delaware corporation ("Acquisition"), and AMERIPATH, INC., a Delaware corporation (the "Company").


                                    RECITALS

     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the "Special Committee") formed for the purpose of representing the Company in connection with the transactions contemplated hereby) has unanimously deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the "Merger") pursuant to
Section 251 of the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has unanimously adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement; and

     WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name "Ameripath, Inc." and shall succeed to and assume all of the rights and obligations of Acquisition in accordance with the DGCL. Acquisition and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation."

     1.2 Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the "Closing") shall take place as promptly as practical following the satisfaction and/or waiver (subject to applicable law) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (and, in any event, not less than two business days following the satisfaction and/or waiver of all such conditions) (the "Closing Date"), at the offices of Reboul, MacMurray, Hewitt & Maynard, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3 Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

     1.4 Effects of the Merger.

         (a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

         (b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

         (c) Subject to Section 5.5(a), the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the DGCL.

         (d) The Bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation.


                                   ARTICLE II

               EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES
              OF THE CONSTITUENT CORPORATIONS; EXCHANGE PROCEDURES

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") or
Parent:

         (a) Common Stock of Acquisition. Each share of common stock, par value $.01 per share, of Acquisition (the "Acquisition Common Stock") issued and outstanding

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immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or any affiliate of Parent or Acquisition or held in the treasury of the Company, in each case together with the Rights (as hereinafter defined) associated therewith (collectively, the "Excluded Shares"), shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares (as hereinafter defined), together with the Rights associated therewith, shall be converted into the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $21.25 (the "Merger Consideration").

     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (and associated Rights) that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder's shares as determined in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's appraisal right under the DGCL (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL). If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder (and each associated Right) shall be treated as a share of Company Common Stock (and associated Right) that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.

     (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) and all associated Rights that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock and associated Rights being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) (the "Certificates") shall cease to have any rights with respect to such shares of Company Common Stock or associated Rights, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

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     (f) Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.


     2.2  Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of the Certificates. At the Effective Time, the Surviving Corporation shall deposit (and Parent shall cause to be deposited) with the Paying Agent, for the benefit of the holders of such Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, the aggregate Merger Consideration (such cash consideration being hereinafter referred to as the "Merger Fund"). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given at the Closing, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

          (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. As soon as reasonably practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and such Certificate or Certificates (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to an amount of cash (payable by check) equal to the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration. If cash is to be remitted to a Person other than the Person in whose name the Certificate

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surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

          (c) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for 270 days after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws. As used herein, "Laws" means any statute, law, ordinance, rule, regulation, Nasdaq or other stock exchange rule or listing requirement, permit or authorization applicable to a Person (as hereinafter defined) or such Person's Subsidiaries or their respective properties or assets.

          (e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (f) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund solely in Cash Equivalents (as defined below) as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. As used herein, "Cash Equivalents" means, as of any date of determination, (i) marketable securities
(a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the

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United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within six months after such date;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within six months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit maturing within six months after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that
(a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

          (g) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to such holder such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

     2.3 Effect of the Merger on Options and Warrants. (a) Each of the Company's stock option plans, programs and arrangements (the "Stock Plans") and outstanding options to acquire shares of Company Common Stock (the "Company Stock Options"), including information concerning the Stock Plan under which such options were issued, the holders thereof, the number of shares subject thereto, the exercise prices thereof, the dates of scheduled vesting thereof and the terms thereof that require acceleration of such vesting by virtue of the Merger, are set forth on Schedule 2.3(a).

          (b) Subject to Section 2.3(e) below, at the Effective Time of the Merger (and the Board of Directors of the Company or any committee administering the Stock Plans shall take all actions necessary so that), all outstanding Company Stock Options heretofore granted

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under any Stock Plan become fully vested and exercisable at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment by the Surviving Corporation at the Effective Time of an amount equal to (i) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Company Stock Option shall not theretofore have been exercised.

          (c) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall take such actions to ensure that following the Effective Time of the Merger no holder of a Company Stock Option or any participant in any Stock Plan or other benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

          (d) All outstanding warrants to acquire shares of Company Common Stock (the "Company Warrants"), including information concerning the holders thereof, the number of shares subject thereto and the exercise prices thereof, are set forth on Schedule 2.3(d). As soon as practicable following the date of this Agreement, the Company shall use its reasonable best efforts to take such actions (which shall include attempting to obtain all required consents of holders of Company Warrants) as may be necessary to effectuate the cancellation at the Effective Time of each Company Warrant in exchange for a cash payment equal to the product of (1) the excess, if any, of the Merger Consideration per share over the exercise price per share of such Company Warrant and (2) the number of shares of Company Common Stock subject to such Company Warrant.

          (e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company Warrants such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by the Surviving Corporation.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition as follows:

          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is (y) a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now

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being conducted, and (z) duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or be licensed to do business as a foreign corporation, partnership or limited liability company or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is in violation of or default under the provisions of any such organizational documents. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth on Schedule 3.1(a). As used in this Agreement, (i) "Company Material Adverse Effect" shall mean (A) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole and/or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement; provided, that Company Material Adverse Effect shall not be deemed to include a material adverse effect arising directly as a result of (1) conditions, events or circumstances (other than changes or proposed changes in health care Laws) affecting either (x) the United States economy generally or (y) the clinical or anatomic pathology laboratory industry generally, which in the case of clause (x) and (y) does not have a material disproportionate effect on the Company and its Subsidiaries, taken as a whole, (2) changes or proposed changes in health care Laws, including changes in payment, reimbursement or coding Laws, so long as such changes or proposed changes were either published in the Federal Register prior to the date of this Agreement or are anticipated changes that were specifically discussed among the parties to this Agreement prior to the date of this Agreement, (3) changes in generally accepted accounting principals or in Securities and Exchange Commission ("SEC") accounting rules, policies, practices or interpretations, so long as such changes were publicly proposed by the Financial Accounting Standards Board or the SEC, as the case may be, in one or more releases published prior to the date of this Agreement, (4) acts and omissions of the Company, any Company Subsidiary or any Company Managed Practice (as hereinafter defined) taken with the prior written consent of Parent after the date of this Agreement, (5) the effects of compliance with this Agreement on the Company, any of its Subsidiaries or any Company Managed Practice, including the incurrence of expenses incurred by the Company, any of its Subsidiaries or any Company Managed Practice in consummating the transactions contemplated by this Agreement, or (6) the loss or reduction in business received from the entities agreed to in writing by Parent and the Company prior to the date of this Agreement; (ii) "Parent Material Adverse Effect" shall mean a material adverse effect on the ability of Parent or Acquisition to perform its obligations under this Agreement; (iii) "Subsidiary" shall mean, with respect to any party, any corporation, partnership, limited liability company, trust, joint venture or other organization or association, whether incorporated or unincorporated (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company, trust, joint venture or other organization is held by such party or by one or more of its Subsidiaries, (C) of which at least 50% of the equity interests (or economic equivalent) of such corporation, partnership, limited liability company, trust, joint venture or

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other organization are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries, or (D) except for Company Managed Practices, that has entered into a long-term management services agreement or other similar agreement with the Company or a Subsidiary thereof or whose practice has otherwise been acquired by the Company or a Subsidiary thereof, whether or not such organizations or associations are otherwise owned or controlled by the Company and/or one or more of its other Subsidiaries; (iv) "Company Managed Practices" shall mean the following medical pathology practices with which the Company or a Company Subsidiary has entered into management services or similar agreements to provide medical practice management services:
Pathology Group of the MidSouth, P.C.; Associated Pathology Medical Group, Inc.; Ferrell, Olson, Moore, Pearson & Bramlett, PLLC; and Raleigh Pathology Resources, Inc.; and (v) "Person" shall mean any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

          (b)  Capital Structure.

               (i) The Company. The authorized capital stock of the Company consists of 65,000,000 shares of stock of which (A) 60,000,000 shares are Company Common Stock and (B) 5,000,000 shares are Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the close of business on December 6, 2002 (the "Capitalization Date"), 30,661,075 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; no shares of Company Common Stock were held in the Company's treasury; 2,338,230 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 1,285 shares of Company Common Stock were reserved for issuance upon exercise of the outstanding Company Warrants; and there were outstanding rights ("Rights") with respect to 30,661,075 one one-thousandths of a share of Series A Junior Participating Preferred Stock of the Company under the Rights Agreement dated as of April 8, 1999 between the Company and American Stock Transfer and Trust Company (the "Rights Agreement"). No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having any right to vote with the stockholders (or other equityholders) of the Company or such Subsidiary on matters submitted to the stockholders (or other equityholders) of the Company or such Subsidiary (or any securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities, directly or indirectly, convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock (and associated Rights) issued upon the exercise of Company Stock Options and/or Company Warrants outstanding on the Capitalization Date. Except as set forth above or on Schedule 3.1(b)(i), there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding phantom stock, phantom stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other value based upon, relating to or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance, stock performance or any other attribute of the Company (other than ordinary course payments to Company employees) and, except as set forth on Schedule 3.1(b)(i), there are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any debt or equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. The information contained on Schedules 2.3(a) and 2.3(d) with respect to the Stock Plans, the Company Stock Options and the Company Warrants is true, correct and complete in all material respects.

               (ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement or on Schedule 3.1(b)(ii), there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements, stockholders' agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Schedule 3.1(b)(ii).

               (iii) Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of organization, their respective forms of organization, holders of their respective outstanding capital stock or other equity interests, and their respective jurisdictions of qualification to do business are identified on Schedule 3.1(b)(iii). Except as described on Schedule 3.1(b)(iii), all outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, claims, charges, security interests or other encumbrances (collectively, "Liens"). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other ownership interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other ownership interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other ownership interests in, any Subsidiary of the Company. Except as set forth on Schedule 3.1(b)(iii), there are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any debt or equity securities of any Subsidiary of the Company.

               (iv) Investments. Except for the capital stock or other ownership interests of its Subsidiaries, and except as set forth on Schedule 3.1(b)(iv), the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any corporation, partnership, limited liability company, joint venture or other entity, association or business enterprise and the Company is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any corporation, partnership, limited liability company, joint venture or other entity, association or business enterprise.

          (c)  Authority; No Violations; Consents and Approvals.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. The Company's execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (ii) Except as set forth on Schedule 3.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the loss of any material assets (including any material intellectual property assets) or the creation of any Lien under (any of the foregoing, a "Violation"), any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries or (B) result in any Violation of (1) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Plan (as hereinafter defined), Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary of the Company is a party or by which any of their respective properties or assets are bound or (2) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made, any Laws applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (3) any Order (as hereinafter defined) applicable to the Company or any of its Subsidiaries or their respective properties or assets except, in the case of clause (B) only, for any Violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this

     Agreement, "Order" shall mean any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity applicable to a Person or such Person's Subsidiaries or their respective properties or assets.

               (iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") and (2) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby,
     (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq or stock exchange listing requirements; (E) those items listed on Schedule 3.1(c)(iii); and (F) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made has not and would not reasonably be expected to have a Company Material Adverse Effect.

          (d) Disclosure Documents. The Company has made available to Parent and Acquisition a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1998 (the "Company SEC Documents"), which are all the documents that the Company was required to file with the SEC since December 31, 1998. No Subsidiary of the Company is or has been required to file any documents with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

          (e) Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or on the date (the "Meeting Date") of the related Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in the Proxy Statement.

          (f) Compliance With Laws and Permits Generally. The Company, its Subsidiaries and the Company Managed Practices hold all permits, licenses, variances, exemptions, orders, franchises, authorizations and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (each a "Company Permit") and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof has not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The conduct by the Company, its Subsidiaries and the Company Managed Practices of their respective businesses has been and is in compliance with all applicable Laws, with such exceptions as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.1(f), no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any Company Managed Practice is pending or, to the knowledge of the Company, has been threatened which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of the Company's Corporate Compliance Program, including all Executive Corporate Compliance Committee minutes, all policies and procedures thereof, interpretive guidance, employee training programs and all hotline actions or non-actions (the "Compliance Program") and all similar documents relating to any other body established by the Company for the purpose of monitoring compliance efforts by the Company, its Subsidiaries and the Company Managed Practices. The Compliance Program is in full force and effect, and such documents represent a full, true, complete and accurate reference and listing of all policies and requirements addressed therein and the matters determined or reviewed pursuant to the Compliance Program.

          (g)  Licenses, Authorizations and Provider Permits.

               (i) Except as set forth on Schedule 3.1(g)(i), the Company, each of its Subsidiaries and each Company Managed Practice and each individual required by law or regulation to be licensed, certified or otherwise approved by a Governmental Entity and engaged by the Company, a Subsidiary of the Company or a Company Managed Practice to provide pathology services:
     (A) is the holder of all valid licenses and other rights and authorizations required by Law and necessary for the Company, its Subsidiaries and the Company Managed Practices to operate their respective businesses and for such individuals to provide pathology services; and (B) where required, is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs" and, together with such other similar federal, state or local reimbursement or governmental programs for which the Company, its Subsidiaries and the Company Managed Practices are eligible are hereinafter referred to collectively as the "Government Programs") and has current provider agreements for such Government Programs and with such private non-governmental programs, including any private insurance program, under which the Company, any of its Subsidiaries or any Company Managed Practice directly or indirectly are presently receiving payments (such non-governmental programs herein referred to as "Private Programs"), except for any failures to have any of such items referenced in the foregoing clauses (A) or (B) that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.1(g)(i), there are no surveys of the Company, any of its Subsidiaries or any Company Managed Practice or their respective facilities that have been or are being conducted in connection with any Government Program, Private Program or licensing or accrediting body for which there are uncorrected deficiencies.

               (ii) Except as set forth on Schedule 3.1(g)(ii), no Violation or Order or deficiency exists with respect to any of the items listed on
     Schedule 3.1(g)(i), except for any such Violations, Orders or deficiencies that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any Company Managed Practice has received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on Schedule 3.1(g)(i), either to revoke, withdraw or suspend any material license, right or authorization, or to terminate the participation of the Company, any of its Subsidiaries or any Company Managed Practice in any Government Program or Private Program. No event has occurred which, with or without the giving of notice, the passage of time, or both, would reasonably be expected to result in a Violation, Order or deficiency with respect to any of the items listed on Schedule 3.1(g)(i) or a revocation, withdrawal or suspension of any such license, or a termination or modification of the participation of the Company, any of its Subsidiaries or any Company Managed Practice in any Government Program or Private Program, except for any such events that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there has been no decision not to renew any provider or third-party payor agreement with the Company, any of its Subsidiaries, or any Company Managed Practice. Except as listed on Schedule 3.1(g)(i), no consent or approval of, prior filing with or notice to, or any action by, any Governmental Entity or any other third party is required in connection with any such license, right or authorization, or Government Program or Private Program, by reason of the consummation of the Merger, and the continued operation of the business of the Company, its Subsidiaries and the Company Managed Practice after the Merger on a basis that is consistent with past practices.

               (iii) The Company, each of its Subsidiaries and each Company Managed Practice have timely filed all reports and billings required to be filed with respect to the Government Programs and Private Programs, all fiscal intermediaries and other third party payors and all such reports are complete and accurate in all material respects and have been prepared in accordance with all applicable Laws and principles governing reimbursement and payment claims, except for any failures to comply with such requirements that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company, each of its Subsidiaries and each Company Managed Practice have paid or caused to be paid or have properly reflected in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and have no liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment other than in the ordinary course, and no interest or penalties accruing with respect thereto, except as has been specifically reserved for in such financial statements or disclosed herein or on Schedule 3.1(g)(iii) or that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on
     Schedule 3.1(g)(iii), to the knowledge of the Company, there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to challenge any billings or accounts receivable of the Company, any Subsidiary or any Company Managed Practice, including those generated by licensed professionals engaged by the Company or any Subsidiary of the Company that are material or outside of the ordinary course of business.

          (h)  Health Care Laws and Regulations.

               (i) Except as set forth on Schedule 3.1(h)(i), the structure, operations and contractual arrangements of the Company, its Subsidiaries and the Company Managed Practices are such that none of the Company, any of its Subsidiaries or any Company Managed Practice has engaged in any activities which are prohibited under applicable federal, state or local statutes or regulations, including Medicare and Medicaid statutes and regulations, 42 U.S.C. Sections 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or similar or related state or local statutes or regulations, prohibitions on fee splitting and the corporate practice of medicine, or which otherwise constitute or would reasonably be expected to constitute fraud, or that would cause any physician employed by or under contract with any of the Company, its

     Subsidiaries or Company Managed Practices to violate any of such statutes or regulations, including, without limitation, the following: (A) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (B) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; and (C) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Program or any Private Program, (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Government Program or Private Program; other than any of such items which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (ii) All agreements of the Company, its Subsidiaries and the Company Managed Practices with third-party payors were entered into by the Company, its Subsidiaries and the Company Managed Practices in the ordinary course of business. The Company, its Subsidiaries and the Company Managed Practices are in compliance with each of their respective third-party payor agreements, and the Company, each of its Subsidiaries and the Company Managed Practices have charged and billed in accordance with the terms of their respective third-party payor agreements, including, where applicable, billing and collection of all deductibles and co-payments, except to the extent that any failure to be in compliance or properly charge and bill has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (iii) The Company, each of its Subsidiaries and the Company Managed Practices have timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal health care programs (including, without limitation, the Government Programs in which the Company, any of its Subsidiaries or the Company Managed Practices participate) except to the extent that the failure to file such claims and reports has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on
     Schedule 3.1(h)(iii), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened or scheduled, by or before any Governmental Entity, including any intermediary, carrier, the Administrator of the Centers for Medicare and Medicaid Services ("CMS"), or any other state or federal agency with respect to any Government Program claim filed by the Company, any of its Subsidiaries or any Company Managed Practice, or program compliance matters, which have had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent and Acquisition accurate and complete copies of pleadings and material correspondence relating to the claims, actions, suits, proceedings or investigations set forth on Schedule 3.1(h)(iii). Except for routinely scheduled reviews, no valid review or program integrity review related to the Company, any of its Subsidiaries or any Company Managed Practice has been conducted by any

     Governmental Entity in connection with Government Programs and no such review is scheduled, pending or to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Company Managed Practice or any of their respective businesses, assets, or the consummation of the transactions contemplated hereby except as would not have and would not reasonably be expected to have a Material Adverse Effect.

               (iv) Each facility currently operated by the Company, any of its Subsidiaries or any Company Managed Practice charges rates and accordingly bills for services which are legal and proper. Except as set forth in
     Schedule 3.1(h)(iv), neither the Company, its Subsidiaries or any Company Managed Practice is subject to any retroactive adjustment of reimbursement rates by a third-party payor except for a retroactive adjustment that is generally applicable to the clinical or anatomical pathology providers.

               (v) Except as set forth on Schedule 3.1(h)(v), (a) no physician who has a "financial relationship", as that term is defined in 42 U.S.C.
     Section 1395nn and the regulations promulgated pursuant thereto ("Stark II"), whether an investment or ownership interest or compensation arrangement (a "Financial Relationship") with the Company or any of its Subsidiaries or any Company Managed Practice practices any medical specialty other than pathology and also refers patients to the Company, any of its Subsidiaries or any Company Managed Practice; and (b) no physician having a Financial Relationship with the Company, any of its Subsidiaries or Company Managed Practices, and no physician whose immediate family member has such a Financial Relationship with the Company, any of its Subsidiaries or Company Managed Practices, directly or indirectly refers patients or services to the Company, any of its Subsidiaries or any Company Managed Practice other than referrals which comply with (or are exempt from) the requirements of Stark II.

          (i)  Litigation; Inspections and Investigations.

               (i) Except as set forth and described on Schedule 3.1(i)(i), there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Company Managed Practice or any Person that the Company, any such Subsidiary or any Company Managed Practice has agreed to indemnify in respect thereof ("Company Litigation") the resolution of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any material Order outstanding against the Company, any of its Subsidiaries or any Company Managed Practice or affecting any of their respective properties or assets.

               (ii) Except as set forth and described in Schedule 3.1(i)(ii),
     (A) no right of the Company, any of its Subsidiaries, any Company Managed Practice or any licensed professional employed or under contract with the Company, any of its Subsidiaries or any Company Managed Practice, or any officer or director of the Company, any Subsidiary or any Company Managed Practice, is excluded from participation in any Government Program is, to the knowledge of the Company, excluded from Participation in any Private Program due to fraud or inferior or incompetent practice of medicine, or is currently suspended from receiving payments pursuant to any Government Program or Private Program as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party, (B) none of the Company, any of its Subsidiaries or any Company Managed Practice or any licensed professional or other individual affiliated with the Company any of its Subsidiaries or any Company Managed Practice (including directors, officers and employees of the Company, its Subsidiaries and the Company Managed Practices), has during the past three (3) years been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization, certifying agency or other Governmental Entity for the purpose of any alleged improper activity on the part of such entity or individual, other than routine audits or inquiries (a) under the CMS audit programs or (b) by state or local agencies, nor has the Company, any of its Subsidiaries or any Company Managed Practice received any notice of deficiency in connection with its operations that remains open, (C) there are not presently and the Company will take and cause its Subsidiaries to take its reasonable best efforts so that, on the Closing Date there will not be any, outstanding deficiencies or work orders of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, or other third party, requiring conformity to any applicable agreement or Law, including but not limited to, the Government Programs and Private Programs, and (D) none of the Company, any of its Subsidiaries or any Company Managed Practice has received any notice of any claim, requirement or demand of any licensing or certifying agency or other body supervising or having authority over the Company, any of its Subsidiaries or any Company Managed Practice or their respective operations to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing Law other than any of such items required to be disclosed in Schedule 3.1(i)(ii) under the foregoing clauses
     (A) through (D) which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (j)  Taxes.

               (i) Each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is currently or was a member for federal, state or local income tax purposes (it being understood that in the case of any such group the following representations and warranties shall apply only with respect to any period of time during which the Company or any of its Subsidiaries was a member of such group)
     (A) has filed or caused to be filed all material tax returns, reports, declarations, estimates, information returns and statements ("Tax Returns") required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete in all material respects; (B) has paid in full (or the Company has paid on its behalf) or made adequate provision in the Company's accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied in all material respects with all applicable Laws relating to the payment and withholding of taxes and has in all material respects timely withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over. The most recent financial statements contained in the Company SEC Documents reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Schedule 3.1(j) sets forth the last taxable period through which the federal income Tax Returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the most recent financial statements contained in the Company SEC Documents. Except as set forth on Schedule 3.1(j), no federal, state, local or foreign tax audits or other administrative proceedings or court proceedings are currently pending with regard to any federal, state, local or foreign taxes for which the Company or any of its Subsidiaries would be liable, and no deficiencies for any such taxes have been proposed, asserted or assessed in writing, or to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries pursuant to such examination of the Company or any of its Subsidiaries by such federal, state, local or foreign taxing authority with respect to any period. Except as set forth on
     Schedule 3.1(j), no requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending and neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective Time) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax Law that relates to the assets or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any taxes. The Company has made available to Parent and Acquisition complete and accurate copies of all income and franchise Tax Returns and all other material Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending on or after December 31, 1997. Except as set forth on Schedule 3.1(j), none of the Company or any of its Subsidiaries (i) has been a member of any "affiliated group" (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was the Company),
     (ii) has any liability for the taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise, (iii) has any liability or potential liability for taxes from any "deferred intercompany transaction" under Treasury Regulation Sections 1.1502-13 or 1.1502-14 (or any similar provision of state or local law), (iv) has an "excess loss account" within the meaning of Treasury Regulation Section 1.1502-19 with respect to the stock of any Subsidiary, (v) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state or local law) except to the extent required by the consummation of the transactions provided for in this Agreement or (vi) is a party to any "tax shelter" transaction that is reasonably likely to give rise to a penalty under Section 6662(d) of the Code. Section 162(m) of the Code has not and will not apply to disallow or otherwise limit the deductibility of any compensation realized by any employee of the Company or any of its Subsidiaries, whether such compensation results from the payment of salary and bonus, the exercise of employee stock options or otherwise. Other than as the parties hereto have discussed, neither the Company nor any of its Subsidiaries has made any payments subject to Section 280G of the Code, or is obligated to make any such payments that will not be deductible under
     Section 280G of the Code, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. As used in this Agreement the term "taxes" includes all federal, state, local and foreign or other taxing authority income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imports, duties, licenses or other assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties or additional amounts imposed by any taxing authority or additions to tax.

          (k)  Pension and Benefit Plans; ERISA.

               (i) For purposes of this Agreement, the term "Plan" shall refer to any of the following maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below), or with respect to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has any obligation to contribute or has any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement to which the Company, a Subsidiary thereof or ERISA Affiliate is a party): any plan, program, agreement or commitment, whether written or oral, which is a broad-based executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or other material employee benefit plan including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Schedule 3.1(k)(i) sets forth each employment agreement with an officer who is entitled to receive at least $100,000 per year from the Company or any of its Subsidiaries (other than employment agreements terminable without material liability on not more than sixty (60) days' notice).

               (ii) Schedule 3.1(k)(ii) identifies each Plan. Except as set forth on Schedule 3.1(k)(ii), none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has maintained or contributed to any of the following:

                    (A)  a defined benefit plan subject to Title IV of ERISA;

                    (B) a "Multiemployer plan" as defined in Section 4001 of ERISA; or

                    (C)  a "Multiple Employer Plan" as that term is defined in
          Section 413(a) of the Code.

               (iii) No event has occurred and no condition or circumstance currently exists, in connection with which the Company, any of its Subsidiaries, their respective ERISA Affiliates or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law applicable to any Plan which has had or would reasonably be expected to have a Company Material Adverse Effect.

               (iv) With respect to each Plan, (A) all material payments due from the Company or any of its Subsidiaries to date have been made and all material amounts that should be accrued (in accordance with GAAP) as liabilities of the Company or any of its Subsidiaries which have not been paid have been properly recorded on the books of the Company, (B) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualifications as of the date specified in
     Schedule 3.1(k)(iv) or has timely filed for such a determination letter with the Internal Revenue Service, and nothing has occurred since the date of such letter that has resulted in or would reasonably be expected to result in a tax qualification defect which has had or would reasonably be expected to have a Company Material Adverse Effect, and (C) there are no material actions, suits or claims pending or, to the Company's knowledge, threatened with respect to such Plan or against the assets of such Plan, other than routine claims for benefits.

               (v) Except as disclosed in Schedule 3.1(k)(v), each Plan has been operated and administered in accordance with its terms and in compliance with applicable ERISA provisions and the Code, except where any such non-compliance has not and would not reasonably be expected to have a Company Material Adverse Effect.

               (vi) Neither the Company nor any of its ERISA Affiliates, nor to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries to any tax or penalty imposed under
     Section 4975 of the Code or Section 502(i), (j), or (l) of ERISA, where any such breach, tax or penalty has had or would reasonably be expected to have a Company Material Adverse Effect.

               (vii) All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Plan, except where any failure to satisfy such obligations has not had and would not reasonably be expected to have a Company Material Adverse Effect.

               (viii) Each Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of

     Section 4980B or any other section of the Code has been or is expected to be incurred with respect to any Plan, except where any such noncompliance or tax has not had and would not reasonably be expected to have a Company Material Adverse Effect.

               (ix) The Company has made available to Parent and Acquisition, with respect to each Plan for which the following exists:

                    (A) a copy of the most recent annual report on Form 5500, with respect to such Plan including any Schedule B thereto;

                    (B) the most recent determination letter from the Internal Revenue Service, if any;

                    (C) a copy of the Summary Plan Description, together with each Summary of Material Modifications with respect to such Plan and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan; and

                    (D) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof.

               (x) Except as contemplated by this Agreement or approved in writing by Parent, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional material Plans or to make any material amendment or modification to any existing Plan, except as required by Law or as necessary to maintain tax-qualified status or intended tax benefits associated with such Plan.

               (xi) The Company and its ERISA Affiliates have complied in all respects with all Laws relating to the hiring and retention of all employees, leased employees and independent contractors relating to wages, hours, Plans, equal opportunity, collective bargaining and the payment of social security and other taxes, except where such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

               (xii) Except as disclosed in Schedule 3.1(k)(xii), no Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides material benefits, including death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary of the Company beyond their retirement or other termination of service with the Company or such Subsidiary (other than (A) coverage mandated by applicable Law, (B) deferred compensation benefits properly accrued as liabilities on the books of the Company, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

               (xiii) Except as set forth on Schedule 3.1(k)(xiii), the consummation of the transactions contemplated by this Agreement will not
     (A) entitle any current or
     former employee or officer of the Company or any Subsidiary to material severance pay, material unemployment compensation or any other material payment, or (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

               (xiv) For purposes of this Section 3.1(l), ERISA Affiliates include each corporation that is a member of the same controlled group as the Company or any of its Subsidiaries within the meaning of Section 414(b) of the Code, any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries within the meaning of Section 414(c) of the Code and any member of an affiliated service group that includes the Company, any of its Subsidiaries and any of the corporations, trades or business described above, within the meaning of
     Section 414(m) of the Code.

               (xv) The Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Plan into the appropriate trusts or accounts, except for a failure that has not and would not reasonably be expected to have a Company Material Adverse Effect;

               (xvi) Each Plan that allows loans to participants has been operated substantially in accordance with the Plan's written loan policy and all applicable Laws. In addition, except as set forth on Schedule 3.1(k)(xvi) all loans from such Plans are current as of the Closing Date, and there are no loans in default.

               (xvii) No individual who has been classified by the Company or any Subsidiary or ERISA Affiliate as a non-employee (such as an independent contractor, leased employee or consultant) shall have a claim against the Company or any Subsidiary or ERISA Affiliate for eligibility to participate in any Plan, if such individual is later reclassified as an employee of the Company or any Subsidiary or ERISA Affiliate.

          (l) Absence of Certain Changes or Events. Since September 30, 2002 and except as disclosed in Schedule 3.1(l), (i) each of the Company, its Subsidiaries and the Company Managed Practices has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 4.2 if such Section had been in effect as of and at all times since September 30, 2002,
(iii) there has been no material change by the Company in its accounting methods, principles or practices and (iv) there has not been any change, event or circumstance (whether or not covered by insurance), individually or in the aggregate, that has had or that would reasonably be expected to have, a Company Material Adverse Effect.

          (m) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than (i) liabilities reflected in the Company's financial statements (together with the related notes thereto) filed with the Company's annual report on Form 10-K, as amended, for the year ended December 31, 2001 and quarterly reports on Form 10-Q filed after December 31, 2001 and prior to the date hereof, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since September 30, 2002.

          (n) Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company have received the opinion of Salomon Smith Barney Inc. (the "Financial Advisor") dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock (other than Parent, Acquisition, Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS") and their respective subsidiaries and affiliates). True and complete copies of all agreements and understandings between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Parent and Acquisition.

          (o) Environmental Matters. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as defined herein), (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all permits, licenses, variances, exemptions, orders, franchises, authorizations and approvals necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted and (iii) neither the Company nor any of its Subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding Order indicating that the Company or any of its Subsidiaries is or may be liable for a violation of any Environmental Law nor, to the knowledge of the Company, has any such Order been threatened nor, to the knowledge of the Company, do any facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by the Company or by any of its Subsidiaries or affiliates that have resulted or would reasonably be expected to result in a violation of any Environmental Law. As used in this Agreement, the term "Environmental Law" means any Law relating to the protection of the environment, health, safety or natural resources, including pollution, contamination, clean-up, regulation and protection of the air, water or soil in the indoor or outdoor environment.

          (p) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

          (q) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on December 8, 2002 (the "Board Meeting"), has by the unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and Sections 5.2 and 5.11, that the holders of the shares of Company Common Stock approve and adopt this Agreement.

          (r)  Intellectual Property.

               (i) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

                    (A) with respect to each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intellectual Property") that is owned by the Company or a Subsidiary of the Company ("Company Owned Intellectual Property"), the Company or a Subsidiary thereof is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, except as set forth on
          Schedule 3.1(r)(i)(A), free and clear of all Liens, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business;

                    (B) with respect to each item of Company Intellectual Property licensed to the Company or a Subsidiary of the Company ("Company Licensed Intellectual Property"), the Company or a Subsidiary of the Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license or other similar agreement governing such Company Licensed Intellectual Property, all of which licenses or other agreements are valid and enforceable, binding on all parties thereto and in full force and effect;

                    (C) the conduct of the business of the Company and its Subsidiaries as currently conducted and the use of the Company Intellectual Property by the Company and its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefore of any other Person and no claim has been asserted against the Company or any of its Subsidiaries that the conduct of such business or such use of the Company Intellectual Property constitutes such a conflict, infringement, violation, interference or appropriation;

                    (D) the Company has taken reasonable steps in accordance with normal practice for its industry to maintain the confidentiality of its trade secrets and other confidential Company Intellectual Property; and

                    (E) except as set forth on Schedule 3.1(r)(i)(E), to the knowledge of the Company, (1) there has been no misappropriation of any trade secrets or other Company Intellectual Property by any other Person, (2) no employee, independent contractor or agent of the Company or any Subsidiary of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent and (3) no employee, independent contractor or agent of the Company or any Subsidiary of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

               (ii) Schedule 3.1(r)(ii) contains a complete and accurate listing of all Company Intellectual Property that is material to the assets, properties, business, operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole.

          (s) Real Estate Leases. Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the "Company Leased Property"), in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, (i) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, except for any failure which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and, to the knowledge of the Company, the other parties thereto and there is no, nor has the Company or any of its Subsidiaries received written notice of any, default (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) which has had or would reasonably be expected to have a Company Material Adverse Effect, and
(iii) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (t) Insurance. Schedule 3.1(t) contains a list of all insurance policies covering the Company and its Subsidiaries and an accurate summary of the coverage provided thereunder. Except as set forth on Schedule 3.1(t), all such policies are in full force and effect, all premiums currently due and payable thereon have been paid and the Company has complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.1(t), the Company has not been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company under or in connection with any of its extant insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its Subsidiaries that there will be a cancellation, reduction or non-renewal of existing policies or binders or a material increase in deductible or self insurance retention. Neither the Company nor any of its Subsidiaries has guaranteed or otherwise provided (or is under any obligation to guarantee or otherwise provide) any credit support with respect to

Ameripath Indemnity, Ltd.'s obligation to reimburse Continental Casualty Company or any other "fronting company" for any loss that any such fronting company shall suffer as a result of writing insurance policies on behalf of Ameripath Indemnity, Ltd.

          (u) Labor Matters. None of the Company, any of its Subsidiaries or any Company Managed Practice is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company, any of its Subsidiaries or any Company Managed Practice the subject of a proceeding asserting that the Company, any of its Subsidiaries or any Company Managed Practice has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company, any of its Subsidiaries or any Company Managed Practice to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company, any of its ERISA Affiliates or any Company Managed Practices and (iii) to the knowledge of the Company, no union representation question existing with respect to the employees of the Company, its ERISA Affiliates or any Company Managed Practice. The Company, its Subsidiaries and the Company Managed Practices are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations, if any, which, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any Company Managed Practice has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to employees and, to the knowledge of the Company, no such investigation is in progress.

          (v) Contracts. (A) Subsections (i) through (xiv) of Part A of Schedule 3.1(v) each contain a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, instruments and obligations, whether written or oral (and, if oral, an accurate summary thereof), to which the Company or any Subsidiary of the Company is a party:

               (i) all material managed care contracts;

               (ii) substantially all of the hospital contracts, which includes substantially all of the medical director agreements;

               (iii) except for managed care contracts, hospital contracts and medical director agreements, which are covered by (i) and (ii) above, each contract, agreement, commitment, lease, license, instrument and/or obligation which is reasonably likely to involve aggregate annual payments by or to the Company of more than $1,000,000;

               (iv) except for managed care contracts, hospital contracts and medical director agreements, which are covered by (i) and (ii) above, all other material contracts and agreements under which the Company or any Subsidiary of the Company provides services other than routine testing services, such as laboratory management, laboratory directorship, consulting or information technology services;

               (v) all collective bargaining agreements, officer and physician employment and consulting agreements, independent contractor agreements with a term of greater than one year, severance agreements, director or officer indemnification agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any of its Subsidiaries;

               (vi) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary of the Company is a party;

               (vii) all contracts and agreements relating to (i) any indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries, (ii) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (iii) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any financing of the Company or any of its Subsidiaries effected through "special purpose entities" or synthetic leases or project financing, (v) any obligations of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables) or (vi) any liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations (the liabilities and obligations referred to in (i) through (vi) above, "Indebtedness") or any Liens upon any material properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

               (viii) all material contracts and agreements with any Governmental Entity;

               (ix) all contracts and agreements that (A) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company, or, to the knowledge of the Company, any executive officer of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or needs, (C) limit or purport to limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto,
     (D) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to provide to the other parties thereto "most favored nations" pricing, or (E) require the Company and/or any

     Subsidiary or affiliate of, or successor to, the Company to take any material actions to market or co-market any clinical laboratory services or anatomic pathology services or other products or services of a third party;

               (x) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third Person, including Company Managed Practices;

               (xi) all management agreements and commitments and all other agreements and commitments outside of the ordinary course of business between or among Subsidiaries of the Company and Company Managed Practices or any affiliates thereof, on the one hand, and the Company and/or other Subsidiaries of the Company or Company Managed Practices, on the other hand, and all agreements entered into by any of such parties with any physicians employed by the Company, any of its Subsidiaries or any Company Managed Practice, including non-competition agreements;

               (xii) all powers of attorney and proxies entered into by or granted to the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable;

               (xiii) all contracts and agreements entered into by the Company or any of its Subsidiaries and any other party providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division thereof or any material amount of assets of such other party, in each case, identifying the maximum amounts, if any, that are still payable or potentially payable to any other party under such contracts and agreements pursuant to any post-closing adjustment to the purchase price (including under any "earn-out" or other similar provision));

               (xiv) all confidentiality, non-disclosure and/or standstill agreements entered into by the Company and/or any of its Subsidiaries (other than in the ordinary course of business) since December 31, 2001 except those which have expired by their terms; and

               (xv) all other contracts, agreements, commitments, leases, licenses, instruments and/or obligations, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary of the Company or the conduct of their respective businesses.

          (B) The Company has made available to Parent and Acquisition a true, complete and correct copy of all written contracts and agreements required to be listed on Part A of Schedule 3.1(v), together with all amendments, waivers or other changes thereto, and has been given a written summary of all oral contracts required to be listed on Part A of Schedule 3.1(v). Except as set forth on Part B of Schedule 3.1(v), neither the Company nor any of its Subsidiaries is a party to any contract, lease, license or other agreement or instrument required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth on Part B of Schedule 3.1(v), and except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (ii) to the knowledge of the Company, none of the other parties to any such contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any such contract, lease, license or other agreement or instrument whether as a termination for convenience or for default of the Company or any of its Subsidiaries thereunder. Other than the three interest rate swap transactions that were entered into by the Company in May 2000 with effective dates in October 2000 for notional amounts of $45,000,000, $30,000,000 and $30,000,000, each of which was terminated in connection with the extinguishment of the Company's former credit facility in November 2001 in exchange for a termination payment of $10,400,000, and other than as set forth on Part C of
Schedule 3.1(v), neither the Company nor any of its Subsidiaries is now or has ever been party to any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          (w) Affiliate Contracts and Affiliated Transactions. Except as set forth on Schedule 3.1(w) or as described in the Company SEC Documents filed prior to the date hereof, no executive officer or director or other affiliate of the Company or of any Subsidiary of the Company (or, to the Company's knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

          (x) Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a "Distribution Date" under the Rights Agreement, (iii) consummation of the Merger shall not result in Parent or Acquisition or any of their respective affiliates being an "Acquiring Person" under the Rights Agreement, result in the occurrence of an event described in Section 13 of the Rights Agreement or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement will expire immediately prior to the Effective Time.

          (y) State Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any state Law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the

Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement.

     3.2 Representations and Warranties of Parent and Acquisition. Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

          (a) Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent and Acquisition have heretofore provided the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws. Neither Parent nor Acquisition is in violation or default under the provisions of their respective Certificates of Incorporation or Bylaws.

          (b) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of Common Stock, par value $.01 per share, all shares of which shares have been validly issued and are fully paid, nonassessable and owned of record and beneficially by WCAS. The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, all of which shares are fully paid, nonassessable and owned of record and beneficially by Parent. Parent has never had and does not have any Subsidiaries other than Acquisition and Acquisition has never had and does not have any Subsidiaries.

          (c)  Authority; No Violations; Consents and Approvals.

               (i) Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Each of Parent's and Acquisition's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against each of them in accordance with its terms except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not (A) result in any Violation of any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition or (B) result in any Violation of (1) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (2) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c)(iii) have been obtained and all filings and obligations described in
     Section 3.2(c)(iii) have been made, any Law applicable to Parent or Acquisition or to their properties or assets or (3) any Order applicable to Parent or Acquisition or to their properties or assets, except, in the case of clause (B) only, for any Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

               (iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) filings under the HSR Act, (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover Laws and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d) Information Supplied. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Parent or Acquisition, or with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Parent or Acquisition and provided to the Company for inclusion therein. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

          (e) Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on December 4, 2002 solely for the purpose of engaging in the transactions contemplated hereby. Neither Parent nor Acquisition has engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any material obligations or liabilities or engaged in any business activities.

          (f) Financing. Parent has received and executed a commitment letter dated as of December 6, 2002 from Credit Suisse First Boston and Deutsche Bank AG Cayman Islands Branch (the "Lenders") (the "Senior Bank and Bridge Loan Commitment Letter"), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) $375,000,000 in senior secured debt financing ($300,000,000 of which would be in the form of term loans used to complete the transactions contemplated hereby and $75,000,000 of which would be in the form of an revolving credit facility) and
(ii) in the event that Acquisition is unable to complete a public offering or Rule 144A or other private placement of not less than $215,000,000 of senior subordinated notes at the Closing, up to $215,000,000 of bridge financing in the form of senior subordinated increasing rate bridge loans. In addition, Parent has received and executed commitment letters, each dated as of the date hereof (together with the Senior Bank and Bridge Loan Commitment Letter, the "Financing Letters") from (i) WCAS, pursuant to which WCAS has committed, subject to the terms and conditions set forth therein, to provide to Parent $256,400,000 in common equity financing and (ii) WCAS Capital Partners III, L.P. ("WCAS CP III"), pursuant to which WCAS CP III has committed, subject to the terms and conditions set forth therein, to purchase from Parent senior subordinated notes and common stock of Parent for an aggregate $65,000,000 (subject to adjustment as therein provided). True and complete copies of the Financing Letters have been furnished to the Company. The Financing Letters are in full force and effect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent, Acquisition or WCAS, as the case may be. The Financing Letters have been obtained, subject to the terms and conditions thereof, to finance (or provide funds for the Surviving Corporation to finance) the Merger Consideration, to pay all amounts required to be paid to holders of Company Stock Options and Company Warrants hereunder, to refinance any indebtedness of the Company and its Subsidiaries that may become due as a result of the transactions contemplated by this Agreement, to pay any amounts that may become due and payable to holders of the Company Common Stock as a result of the valid exercise of dissenters' rights, to pay all related fees and expenses and to provide additional financing for future working capital and general corporate needs of Parent, the Surviving Corporation and their Subsidiaries (such financing, the "Financing").

          (g) Solvency. Each of Parent and Acquisition is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby, including the Merger and the Financing. Neither Parent nor Acquisition is in breach or default of any obligation owed to any creditor for borrowed money or any other creditor who may have a Lien on any of its rights and assets. Neither Parent nor Acquisition has, either voluntarily or involuntarily (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction, or (vii) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. Parent, Acquisition, and as of the

Effective Time, Surviving Corporation, on a consolidated basis, are not engaged nor currently contemplate being engaged in a business or transaction for which any property remaining with them would be insufficient to continue to operate their businesses or to pay their debts generally as they come due. Notwithstanding anything to the contrary contained above, (A) each representation and warranty contained in this Section 3.2(g) that is being made on the date hereof with respect to the Surviving Corporation as of the Effective Time is made on the date hereof assuming that (i) the Company's representations and warranties in Sections 3.1(d), 3.1(i)(i) and 3.1(m) are true and correct in all material respects, (ii) no circumstance, event or condition (or aggregation of circumstances, events or conditions) occurring after the date of this Agreement will have had at the Effective Time a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole, and
(iii) the Company will comply in all material respects with its obligations under Sections 4.1 and 4.2 hereof at all times between the date of this Agreement and the Effective Time and (B) all certifications in the bring-down certificate required under Section 6.3(a) that relate to this Section 3.2(g) shall be made assuming that all certificates delivered by the Company at Closing pursuant to Sections 6.2(a) and (b) are true and correct.

          (h) Absence of Litigation and Orders. There is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity pending, or to the knowledge of Parent, threatened against Parent or Acquisition, or any of their Subsidiaries, or any of their property or assets, or any outstanding Orders in connection with Parent or Acquisition or their respective property or assets, which would reasonably be expected to have a Parent Material Adverse Effect.

          (i) Management Arrangements. Parent has provided the Special Committee with true, correct and complete copies of all contracts and agreements between Parent and/or Acquisition (or any of their affiliates) and any of the officers and directors of the Company (or any of its affiliates) that would become effective upon consummation of the Merger, and Parent does not intend to enter into any additional contracts or agreements with the officers and directors of the Company that have not been provided to the Special Committee for disclosure in the Proxy Statement.


                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Schedule 4.1, (ii) as expressly contemplated or permitted by this Agreement or (iii) to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to:

          (a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) use their reasonable best efforts, but only to the extent consistent with past practice, to (i) preserve intact their respective business organizations and goodwill, (ii) maintain their respective rights and franchises, (iii) retain the services of their respective officers and employees, (iv) other than as set forth in the agreement referred to in clause
(6) of the proviso
contained in the definition of Company Material Adverse Effect in Section 3.1(a), preserve intact their respective relationships with customers, suppliers and others having business dealings with them and (v) keep in full force and effect insurance comparable in amount and scope of coverage to the insurance now carried by them;

          (c) comply in all material respects with all applicable Laws; and

          (d) maintain the accuracy of all Compliance Committee minutes, interpretive guidance, employee training programs and all hotline actions or non-actions and keep the foregoing, together with the policies, procedures, and corporate governance elements of the Compliance Program, in full force and effect, subject only to modifications of the Executive Corporate Compliance Committee.

     4.2 Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Schedule 4.2,
(ii) as expressly contemplated or permitted by this Agreement or (iii) to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld (it being understood, without excluding any other reason, that it shall not be unreasonable for Parent to withhold such consent if Parent in its reasonable judgment shall have determined that any proposed action would increase the aggregate amounts payable by Parent under Article II or adversely affect the Financing), the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) (i) declare, set aside or pay dividends on, or make other distributions in respect of, any capital stock (other than cash dividends and distributions by wholly-owned Subsidiaries of the Company), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or (iii) repurchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefor, except for cashless exercises to the extent permitted under a Company Stock Option;

          (b) (i) except for shares of Company Common Stock (and associated Rights) issuable pursuant to Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with the current terms thereof, issue, deliver, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities or (ii) amend the terms of any outstanding debt or equity security of the Company (including any Company Stock Option or Company Warrant) or any Stock Plan;

          (c) amend or propose to amend its certificate or articles of incorporation or bylaws (or other organizational documents);

          (d) (i) merge or consolidate with, or acquire any interest in, any corporation, partnership, limited liability company, association or other business organization or division thereof except for the creation of a wholly-owned Subsidiary of the Company in the ordinary course of business, (ii) acquire or agree to acquire any material assets, except for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or (iii) make any loan or advance to, or otherwise make any investment in, any Persons other than loans or advances to, or investments in, Subsidiaries of the Company or Company Managed Practices existing on the date of this Agreement consistent with past practices;

          (e) sell, lease, encumber or otherwise dispose of, or subject to any Lien, any assets having a fair market or book value in excess of $2,000,000 in the aggregate, other than sales of inventory in the ordinary course of business consistent with past practice;

          (f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

          (g) except for increases in the compensation of employees (other than employees that are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or pursuant to any Plan existing on the date of this Agreement,
(i) grant to any director, officer, employee or consultant any increase in compensation, severance or termination pay, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, severance or termination agreement with any director, officer, employee or consultant or (iii) establish, adopt or become obligated under any new Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Plan or arrangement in existence on the date hereof;

          (h) (i) assume, incur or guarantee any Indebtedness except for drawdowns under the Company's existing senior credit facility (subject to the total commitment of the lenders thereunder as in effect on the date hereof) made in the ordinary course of business consistent with past practice, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities,
(iii) guarantee any other obligations of any other Person or (iv) enter into any "keep well" or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect;

          (i) other than as required by SEC guidelines or GAAP, make any changes with respect to accounting policies, procedures and practices or to change its fiscal year;

          (j) settle or compromise any claims or litigation involving potential payments by or to the Company or any of its Subsidiaries of more than $2,000,000 in the aggregate, or that admit liability or consent to non-monetary relief, or that otherwise are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

          (k) pay, discharge or satisfy any other material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

          (l) make or rescind any material tax election, or take any material tax position or settle or compromise any material audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes, or make any change to its method of reporting income, deductions or other tax items for tax purposes;

          (m) enter into any license with respect to Company Intellectual Property unless such license is non-exclusive and entered into in the ordinary course consistent with past practice;

          (n) enter into any new line of business;

          (o) make any capital expenditures, except for any capital expenditure or series of related capital expenditures reflected in the Approved Capital Report, a copy of which is attached as Schedule 4.2(o), or any capital expenditure or series of capital expenditures which are not reflected in such Approved Capital Report but which are collectively less than $1,000,000;

          (p) enter into any contracts, agreements or arrangements of the type described in Section 3.1(v)(ix);

          (q) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

          (r) (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) with respect to, or to render the Rights inapplicable to, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (iii) below, or
(iii) take any action which would allow any Person other than Parent or Acquisition or any of their affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Stock Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person;

          (s) unless such terms as waived, modified or consented to are no more favorable to the other party than those set forth in the Confidentiality Agreement (as defined below), waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or waive any material benefits of, or agree to modify in any material respect, or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

          (t) knowingly or intentionally take any action that is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

          (u) agree to or make any commitment to, whether orally or in writing, take any actions prohibited by this Agreement.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1  Access to Information; Confidentiality.

          (a) During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including financing sources and their officers, employees, accountants, counsel and other representatives), during normal business hours, access to all of the Company's and its Subsidiaries' properties, books, records, leases, contracts, commitments, customers, officers, employees, accountants, counsel and other representatives who have any material knowledge relating to the Company or any of its Subsidiaries. The Confidentiality Agreement dated October 1, 2002 between WCAS and the Company, as amended from time to time as contemplated by Section 5.2(g) (the "Confidentiality Agreement"), shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

          (b) During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish to Parent and Acquisition (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) such other information concerning its business, properties and personnel as Parent or Acquisition may reasonably request.

     5.2  No Solicitation.

          (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on December 21, 2002 (the "Exclusivity Period Start Date"), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (collectively, the "Company Representatives") shall have the right to (i) initiate, solicit and encourage (including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements (as hereinafter defined)) inquiries with respect to, or the making or submission of, Company Acquisition Proposals (as defined below) and (ii) enter into and maintain or continue discussions or negotiations with any Person or group of Persons in furtherance of any such inquiries and to induce the making or submission of Company Acquisition Proposals.

          (b) Subject to Section 5.2(c) and except as may relate to any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start Date, a bona fide written indication of interest that the Board of Directors of the Company or the Special Committee reasonably believes could result in a Superior Proposal (as hereinafter defined) (and the Company shall provide notice of, including the identity of the Person or group of related Persons making such indication of interest and the material terms and conditions thereof, within 24 hours following the Exclusivity Period Start Date) (each such Person or group, an "Excluded Party"), from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with

Article VII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of the Company Representatives (and shall be responsible for non-compliance with the following provisions by any of the foregoing) to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquires, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 5.2(c) and except as may relate to any Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company, any Subsidiary thereof or any Company Representatives with respect to any Company Acquisition Proposal.

          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Company stockholders, (i) the Company has otherwise complied with its obligations under this Section 5.2 and the Company has received a bona fide written Company Acquisition Proposal from a third party (including any Excluded Party), (ii) the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its independent financial advisor and outside counsel, that such Company Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its legal advisors, the Board of Directors of the Company or the Special Committee determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then (x) the Company may take any of the actions otherwise prohibited by Section 5.2(b) with respect to such third party and such Company Acquisition Proposal; provided, that the Company (A) will provide notice to Parent of the identity of the Person making such Company Acquisition Proposal and the material terms and conditions thereof prior to or promptly after (and in any event within 24 hours after) commencing any such actions, provided that Parent will hold all such information pursuant to the terms of the Confidentiality Agreement, (B) will not, and will not allow any of its Subsidiaries or any Company Representatives to, disclose any information to such third party without entering into an Acceptable Confidentiality Agreement and (C) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

          (d) The Company shall keep Parent generally informed on a prompt basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations (including as to the material terms and price in respect of any Company Acquisition

Proposal) that are made or conducted pursuant to Section 5.2(a) or 5.2(c) no later than 24 hours after such material development, and shall provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) or to terminate this Agreement pursuant to Section 7.1(g) (it being understood that the Company shall not take any of the actions described in Section 7.1(f) or terminate this Agreement in accordance with Section 7.1(g) unless and until it provides Parent not less than 72 hours notice of such action or termination, as the case may be).

          (e) As used in this Agreement, "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

          (f) As used in this Agreement, "Superior Proposal" means a Company Acquisition Proposal (but changing the references to the 20% amounts in the definition of Company Acquisition Proposal to 50%) made on terms which the Board of Directors (or the Special Committee) in good faith determines (based on such matters as it deems relevant, after consultation with its independent financial advisor and outside counsel), (a) would, if consummated, result in a transaction that is more favorable to its stockholders entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, and (b) is reasonably likely to be completed.

          (g) As used in this Agreement, an "Acceptable Confidentiality Agreement" shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company than those contained in either (i) the Confidentiality Agreement or (ii) a proposed amendment and/or restatement of the Confidentiality Agreement that is signed by the Company and delivered to WCAS so long as such amendment and/or restatement does not (x) contain or amend any provisions which are less favorable to WCAS than the Confidentiality Agreement in effect as of the date hereof or (y) amend or modify (including by adding any provision that limits or conflicts with) the provisions of the fourth paragraph or the eleventh paragraph of the Confidentiality Agreement in effect as of the date hereof.

     5.3  Fees and Expenses.

          (a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a willful and knowing breach of this Agreement by Parent or Acquisition as described in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

          (b) In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), (ii) by Parent under Section 7.1(d) so long as the breach or failure to perform giving rise to such right of termination under Section 7.1(d) was a willful and knowing breach or failure to perform, (iii) by the Company under Section 7.1(g), (iv) by Parent or the Company under Section 7.1(c) so long as (A) a Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date (as hereinafter defined) and not withdrawn prior to the 30th day preceding the Termination Date, (B) if Parent (rather than the Company) shall have terminated under Section 7.1(c), the Special Meeting shall not have been held prior to such termination under Section 7.1(c) for any reason other than the continuance of any SEC review and comment process relating to the Proxy Statement or the issuance by a court of competent jurisdiction of an Order prohibiting the Special Meeting (but only so long as the Company's knowing and willful breach of or failure to perform any of its obligations under this Agreement is not the primary source of such delay) and
(C) within twelve months after such termination pursuant to 7.1(c), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a transaction that would have constituted a Company Acquisition Proposal (but changing the references to the 20% amounts in the definition of Company Acquisition Proposal to 50%) (the "Subsequent Transaction") or (v) by Parent or the Company under Section 7.1(h) so long as
(A) a Company Acquisition Proposal shall have been publicly announced prior to the Special Meeting and not withdrawn prior to the second business day preceding the mailing date of the Proxy Statement and (B) within twelve months after such termination pursuant to 7.1(h), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a Subsequent Transaction, then the Company shall pay to Parent or its designee, a fee in the amount of $12,912,000 (the "Company Termination Fee"), in cash, by wire transfer of immediately available funds to an account designated by Parent. The Company shall pay the Company Termination Fee to Parent (x) in the case of a termination as provided in Section 5.3(b)(i), (ii) or (iii) above on the day of termination of this Agreement or (y) in the case of a termination as provided in Section 5.3(b)(iv) or (v), on the date of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction. As used herein, with respect to any Company Acquisition Proposal, "withdrawn" shall mean that (i) such offer was withdrawn publicly or, if such Company Acquisition Proposal has not been publicly announced, that the Board of Directors or the Special Committee has confirmed in writing to Parent that is has been withdrawn, (ii) since the withdrawal of such Company Acquisition Proposal, there shall have been no further negotiations with respect thereto between the Person making such proposal (or such Person's representatives) and the Company (or any Company Representatives) and no further delivery of confidential information by the Company (or any Company Representatives) to such Person (or such Person's representatives) and (iii) the Company shall have requested that the Person making such proposal return or destroy all confidential information previously delivered to such Person (or such Person's representatives); provided, that no Company Acquisition Proposal shall be considered to have been "withdrawn" for purposes of this Section 5.3(b) if, within twelve months after the termination of this Agreement, the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a Subsequent Transaction with the Person or group of Persons who made such Company Acquisition Proposal (or any affiliate thereof).

     5.4  Brokers or Finders.

          (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm.

          (b) Parent and Acquisition each represent as to itself, its subsidiaries and its affiliates that no agent, broker, investment banker, financial advisor or other firm or person engaged by Parent or Acquisition is or will be entitled to receive any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except as set forth in the Financing Letters or as set forth on
Schedule 5.4(b).

     5.5  Indemnification; Directors' and Officers' Insurance.

          (a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the "Indemnitees") as provided in their respective charters and/or bylaws (or similar organizational documents) or in any indemnification agreement listed on Schedule 5.5(a) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto. For six years after the Effective Time, Surviving Corporation shall indemnify and hold harmless the Indemnitees in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL.

          (b) For a period of six years after the Effective Time, the Surviving Corporation shall provide and maintain officers' and directors' liability insurance and fiduciary liability insurance for acts or omissions occurring prior to the Effective Time ("D&O Insurance") covering the persons described in
Section 5.5(a) (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms (particularly as to coverage and amount) no less advantageous in the aggregate to such indemnified parties than such existing insurance (a copy of which has been made available to Parent and Acquisition); provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the annual premium being paid as of the date hereof, which the Company represents and warrants to be $495,000 (the "Current Premium"); and if the provision and maintenance of D&O Insurance in accordance with this Section 5.5(b) exceeds 200% of the Current Premium, the Surviving Corporation shall provide the greatest amount of substantially equivalent D&O Insurance obtainable for 200% of the Current Premium.

          (c) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5.

          (d) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any Person referenced in this Section 5.5 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). The rights of this Section 5.5 shall be in addition to any rights such Persons may have under the Company Certificate of Incorporation or Company Bylaws or the articles or certificate of incorporation or bylaws of any Company Subsidiary, or under Delaware Law or any other applicable laws or under any agreement of any Indemnitee with the Company or any Company Subsidiary that is listed on Schedule 5.10.

     5.6  Reasonable Best Efforts.

          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Laws or otherwise, to consummate and make effective the transactions contemplated by this Agreement. The Company will use its reasonable best efforts to obtain any consent from third parties necessary to allow the Company and its Subsidiaries to continue operating their business as presently conducted as a result of the consummation of the transactions contemplated hereby.

          (b) In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

          (c) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Parent or Acquisition in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions or replacements thereof), including by making available to Parent and Acquisition and such financing sources and their representatives, personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Acquisition or such financing sources and, if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of Financing (or such substitutions or replacements) reasonably satisfactory to Parent and Acquisition and such financing sources.

          (d) Neither Parent nor Acquisition shall, without the prior written consent of the Company, take any action to amend, terminate or rescind the Financing Letters in any manner that would reasonably be expected to decrease the likelihood that the Financing will be obtained at Closing and each shall use their reasonable best efforts to satisfy the terms and conditions set forth in the Financing Letters on or before the Termination Date.

          (e) On or prior to the Closing Date, the Company shall enter into an amendment to the Amended and Restated AmeriSERP Plan, effective as of January 1, 2002 (the "AmeriSERP Plan"), pursuant to which Section 5.15 of the AmeriSERP Plan shall be deleted in its entirety effective as of the Effective Time.

     5.7 Publicity. The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Merger or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     5.8  Consents and Approvals; State Takeover Laws.

          (a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by it or its "ultimate parent" company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

          (b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement.

          (c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.

          (d) Without limiting the foregoing, the Company and its Board of Directors shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar statute and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger, use its commercially reasonable efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

     5.9 Notification of Certain Matters. Each party shall give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (d) the commencement or threat of any Company Litigation or any other action, suit, investigation or proceeding which relates to the consummation of the transactions contemplated hereby or the issuance of any Order affecting the Company and/or any of its Subsidiaries or any of their respective properties or assets, in either case which, if pending or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1 the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice. Except as otherwise provided in any such notice, the delivery of any such notice shall not be deemed an admission or an acknowledgment that (a) the subject matter of such notice is material or would result in a Company Material Adverse Effect or Parent Material Adverse Effect, or is outside of the ordinary course of business or inconsistent with past practices or (b) there has occurred an actual or an anticipatory breach of, or failure to comply with or satisfy, any representation, warranty, covenant, condition or agreement.

     5.10 Continuation of Employee Benefits.

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

          (b) Until the first anniversary of the Effective Time the Surviving Corporation will not materially and adversely alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.10(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law.

          (c) To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining
(i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

          (d) This Section 5.10, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Company, the Surviving Corporation and any Person referenced in this Section 5.10, each of whom may enforce the provisions of this Section 5.10 whether or not parties to this Agreement. Except as provided in clause (a) above, nothing contained in this Section 5.10 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

     5.11 Preparation of the Proxy Statement; Special Meeting.

          (a) As soon as practicable following the date of this Agreement (but in any event no later than ten business days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement. The parties will cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after such filing. Each party agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company will as promptly as practicable notify Parent of (i) the receipt of any oral or written comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information. The Company shall provide Parent a reasonable opportunity to review and comment on its draft of the Proxy Statement (including each amendment or supplement thereto), and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

          (b) Subject to the next two sentences of this Section 5.11(b), the Company shall, acting through its Board of Directors and in accordance with applicable Law and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof (and, in no event later than 45 days after the mailing of the Proxy Statement to the shareholders of the Company) for the purpose of considering and taking action upon this Agreement and the Merger and shall solicit proxies in favor of approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company's stockholders (subject to the following, such recommendation, together with a copy of the opinion referred to in Section 3.1(n), shall be included in the Proxy Statement); provided, that, notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may determine (i) not to make or may withdraw, modify or change such recommendation and (ii) not to solicit proxies in favor of this Agreement and the Merger and/or not to hold the Special Meeting if, in the case of both clauses (i) and (ii), the Special Committee has determined in good faith, after consultation with its independent legal and financial advisors, that (a) the Company has received a Company Acquisition Proposal that could reasonably be expected to result in a Superior Proposal and (b) failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable Law. The Company may, if it has complied with the provisions of Section 5.2 and this Section 5.11, and it receives a written bona fide Company Acquisition Proposal that it reasonably expects could result in a Superior Proposal, delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case, for such time (not to exceed ten business days) as is necessary for the Board of Directors of the Company to consider such Company Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

     5.12 Consequences If Rights Are Triggered. If any Distribution Date (under and as defined in the Rights Agreement) or Stock Acquisition Date (under and as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent, Acquisition or their respective affiliates, the Company, Parent, and Acquisition shall make such adjustment to the per share Merger Consideration (without any increase in the aggregate Merger Consideration) as the Company, Parent and Acquisition shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been adopted at the Special Meeting (or an adjournment thereof) by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

          (b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Acquisition or the Company or any of their respective Subsidiaries or other affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) No Order or Law shall be in effect that prevents or materially restricts the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such legal prohibition or restraint removed.

     6.2 Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

          (a) Each of the representations and warranties of the Company (i) set forth in Sections 3.1(a)(y), 3.1(b), 3.1(c)(i), 3.1(c)(ii)(A), 3.1(l) (with respect to Sections 4.2(a) and (b)), 3.1(p), 3.1(q), 3.1(x), 3.1(y) and 5.4(a)
of this Agreement (the "Specified Sections") shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (c) There shall not be pending or threatened any suit, action, investigation or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Acquisition of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock by Parent or Acquisition or seeking to obtain from the Company, Parent or Acquisition any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Company Material Adverse Effect.

          (d) The Company shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the Effective Time of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of the Company and its Subsidiaries which, if not so continued as a result of the consummation of the Merger, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e) There shall not have occurred after the date of this Agreement any event or circumstance, or aggregation of events or circumstances, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (f) Parent and Acquisition shall have obtained the proceeds of the Financing substantially on the terms contemplated by the Financing Letters or alternative financing on terms (including amounts and pricing) no less favorable in any material respect than those set forth in the Financing Letters.

          (g) The total number of Dissenting Shares (excluding any shares held by WCAS) shall not exceed 5% of the issued and outstanding shares of Company Common Stock as of the Effective Time; provided that such percentage shall increase to 8% in the event the Dissenting Shares shall include a holder of more than 3% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

     6.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

          (a) Each of the representations and warranties of Parent and Acquisition set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) except where the failure of such representations and warranties to be true and correct would not have a Parent

Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents, and, as to the representations and warranties set forth in Section 3.2(g), their respective primary financial officers, to the effect set forth in this paragraph.

          (b) Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

          (c) Parent and Acquisition shall have obtained the proceeds of the Financing or alternative financing in an aggregate amount that is sufficient to allow the Surviving Corporation to fulfill its obligations under Article II hereof.


                                  ARTICLE VII

                           TERMINATION AND ABANDONMENT

     7.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

          (a) by mutual written consent of the Company, Parent and Acquisition;

          (b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable;

          (c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m. (EST) on April 30, 2003 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of thirty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such thirty day period extend beyond the second day preceding the Termination Date);

          (e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of thirty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such thirty day period extend beyond the second day preceding the Termination Date);

          (f) by Parent, if (i) the Board of Directors of the Company or the Special Committee shall have withdrawn or modified, in any manner which is materially adverse to Parent and/or Acquisition, its recommendation or approval of this Agreement and the Merger, (ii) the Board of Directors of the Company shall have failed to recommend to the Company's stockholders that they approve this Agreement and the Merger at the Special Meeting, (iii) the Board of Directors of the Company or the Special Committee shall have publicly approved or recommended any alternative Company Acquisition Proposal, (iv) a tender or exchange offer that would constitute an alternative Company Acquisition Proposal is commenced after the date of this Agreement and the Board of Directors of the Company or the Special Committee fails to recommend against the acceptance of such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten business days from the commencement thereof or (v) if the Board of Directors of the Company or the Special Committee resolves to take any of the foregoing actions; provided, that the Company shall provide Parent prior written notice of its intention to take any action described in this Section 7.1(f), which notice must be received by Parent at least 72 hours prior to the Company's taking any such action;

          (g) by the Company, if in the exercise of its good faith judgment as to its fiduciary duties to the stockholders of the Company, after consultation with outside counsel, the Board of Directors of the Company or the Special Committee determines that such termination is required by reason of a Superior Proposal having been made; provided, that the Company shall provide Parent not less than 72 hours prior written notice of its intention to terminate this Agreement and/or enter into a definitive agreement with respect to any Superior Proposal; or

          (h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Company Stockholder Approval at the Special Meeting (or any adjournment thereof).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

     7.2 Effect of Termination. (a) In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or further obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that the last sentence of Section 5.1(a), Section 5.3, Section 5.4, this Section 7.2 and
Article VIII shall survive such termination.

          (b) Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, the Company acknowledges and agrees that its remedy for any claim asserted by the Company against Parent or Acquisition, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof shall be limited to the remedy as agreed to in the Contingency Letter Agreement among WCAS, the Company and Parent dated of even date herewith and such remedy shall only be available if this Agreement shall have been terminated by the Company pursuant to Section 7.1(e) and such breaches or claimed breaches by Parent and/or Acquisition giving rise to such termination were knowing and willful.

          (c) Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, Parent and Acquisition acknowledge and agree that: (i) for any claim asserted by Parent or Acquisition against the Company, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof, Parent and Acquisition shall be entitled to only a single recovery, and such recovery shall be as specified in Section 5.3 hereof; (ii) such recovery shall be Parent and Acquisition's sole and exclusive remedy with respect to any such claim, and all other damages or remedies, at law or in equity (including provisional remedies) are waived; (iii) it is the intent of Parent and Acquisition that the limitations imposed hereby on remedies and the measure of damages shall apply regardless of the theory upon which recovery hereunder is sought.


                                  ARTICLE VIII

                                  MISCELLANEOUS


     8.1 Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

     8.2 Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given
(i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

     (a)  if to Parent or Acquisition, to it:
          c/o Welsh, Carson, Anderson & Stowe IX, L.P.
          320 Park Avenue, Suite 2500
          New York, New York 10022-6815
          Attn: Paul B. Queally and D. Scott Mackesy
          Facsimile: (212) 893-9566

          with a copy to:

          Reboul, MacMurray, Hewitt & Maynard
          45 Rockefeller Plaza
          New York, New York 10111
          Attn: Othon A. Prounis, Esq.
          Facsimile: (212) 841-5725

     (b)  if to the Company, to:

          AmeriPath, Inc.
          7289 Garden Road, Suite 200
          Riviera Beach, Florida 33404
          Attn: James C. New
          Facsimile: (561) 845-0129

          with a copy to:

          Alston & Bird LLP
          One Atlantic Center
          1201 Peachtree Street
          Atlanta, GA 30309-3424
          Attn: J. Vaughan Curtis, Esq.
          Facsimile: (404) 881-7777

     8.4 Interpretation. As used herein, the words "hereof", "herein", "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article" and "Section" are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used in this Agreement, the phrase "to the knowledge of the Company" shall mean to the actual knowledge of the individuals listed on
Schedule 8.4, after reasonable inquiry.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules hereto, together with the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Section 5.5 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     8.7 Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that, after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

     8.8 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     8.9 Governing Law. This Agreement, and all claims arising hereunder, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

     8.10 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     8.11 Assignment. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any assignment in violation of the foregoing shall be null and void.

     8.12 Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.


               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.



                                           THE COMPANY:

                                           AMERIPATH, INC.



                                           By: /s/ James C. New
                                               -------------------------------
                                               Name: James C. New
                                               Title: Chief Executive Officer



                                           PARENT:

                                           AMY HOLDING COMPANY



                                           By: /s/ D. Scott Mackesy
                                               -------------------------------
                                               Name: D. Scott Mackesy
                                               Title: Vice President



                                           ACQUISITION:

                                           AMY ACQUISITION CORP.


                                           By: /s/ D. Scott Mackesy
                                               -------------------------------
                                               Name: D. Scott Mackesy
                                               Title: Vice President